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Exhibit 3.8

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VEECO INSTRUMENTS INC.

        It is hereby certified that:

  1.
  The name of the corporation is Veeco Instruments Inc. (the "Corporation").

  2.
  Article 4 of the amended and restated certificate of incorporation of the Corporation, as amended to date (the "Certificate of Incorporation"), is hereby amended to read in its entirety as follows:

  "4.
  The corporation shall have authority to issue a total of 120,500,000 shares, to be divided into 120,000,000 shares of common stock, with a par value of $0.01 per share and 500,000 shares of preferred stock with a par value of $0.01 per share."

  3
  The amendment of the Certificate of Incorporation effective hereby and herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

May 18, 2010

VEECO INSTRUMENTS INC.
By:	/s/ GREGORY A. ROBBINS Gregory A. Robbins Senior Vice President, General Counsel and Secretary

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  Exhibit 3.8
CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF VEECO INSTRUMENTS INC.